Exhibit 10.1

[BLOCKBUSTER LETTERHEAD]

September 10, 2007

Nicholas P. Shepherd

c/o Blockbuster Inc.

1201 Elm Street

Dallas, Texas 75270

Dear Nicholas:

Blockbuster Inc. (“Blockbuster”) and you previously entered into an employment agreement dated October 10, 2001, and amended April 11, 2007 (the “Agreement”), pursuant to which you originally served as Executive Vice President Merchandising and Chief Concept Officer of Blockbuster and currently serve as Senior Executive Vice President and Chief Operating Officer of Blockbuster. Paragraph 17 of the Agreement provides that the Agreement may be modified only by a written document signed by you and a duly authorized officer of Blockbuster.

Blockbuster and you also entered into certain Addendums to the Agreement for the purpose of setting forth certain assignment benefits (collectively the “Addendum”).

Blockbuster and you now desire to amend (this “Amendment”) the provisions of Paragraph 8(c) of the Agreement regarding the amount of “Termination Payments/Benefits” that you are eligible to receive under the Agreement and to make certain related amendments and agreements to both the Agreement and the Addendum. As used in this Amendment, terms that begin with an initial capital letter have the same meanings as such terms have in the Agreement or Addendum unless a contrary meaning is specified in this Amendment.

For the consideration stated in paragraph 3 below, Blockbuster and you agree to amend and reconfirm the Agreement, effective as of the date hereof, except as provided herein, as follows:

1. The Term of your employment will end and your employment with Blockbuster will terminate pursuant to Paragraph 8(b) of the Agreement, effective on September 30, 2007. For the period of October 1, 2007 through December 31, 2007, you should agree to consider remaining available to assist Blockbuster’s Chairman of the Board and Chief Executive Officer in a consulting capacity on an as-needed basis.

2.	Paragraph 6(a) will be deleted in its entirety and replaced with the following:

(a) Non-Competition. You agree that your employment with Blockbuster is on an exclusive basis and that, while you are employed by Blockbuster, you will not engage in any other business activity which is in conflict with your duties and obligations (including your commitment of time)

under this Agreement. You agree that, during the Non-Compete Period (as defined below), you will not directly or indirectly engage in or participate as an owner, partner, stockholder, officer, employee, director, agent of or consultant for any Blockbuster Competitor (as defined below) and will perform no services for a Blockbuster Competitor similar to any services performed for Blockbuster; provided, however, that this provision will not prevent you from investing as less than a one percent (1%) stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system. The Non-Compete Period will cover the entire term of your employment with Blockbuster or any of its affiliates, plus the period from the end of your employment through December 31, 2007. A Blockbuster Competitor is any business entity which engages in the acquisition, aggregation, or delivery of audio or video entertainment, including but not limited to the rental or sale of video, DVD, or other movie products, equipment, or video games, either (i) in electronic, digital, or internet commerce, or (ii) in one or more geographic areas where Blockbuster has its operations (or is engaged in real estate site selection or has taken other steps towards the commencement of operations), either alone or in association with another entity. In every case, the good faith judgment of Blockbuster will be conclusive as to whether a business entity constitutes a Blockbuster Competitor. You agree that this non-compete covenant is ancillary to an otherwise enforceable agreement, including but not limited to the confidentiality covenant and the payment provisions in Paragraph 3.

3.	Paragraph 8(c) will be deleted in its entirety and replaced with the following:

(c) Termination Payments/Benefits. If your employment terminates under Paragraph 8(b), you will receive, less applicable withholding taxes and conditioned upon your execution of a General Release and Waiver of Claims substantially in the form attached hereto as Exhibit A, an amount equal to Eight Hundred Thirty-One Thousand, Three Hundred and Thirty-Three Dollars and No Cents ($831,333.00) (the “Severance Amount”), payable as follows: (i) Four Hundred Thousand Dollars and No Cents ($400,000.00) of the Severance Amount will be paid as a lump sum in cash on September 30, 2007, and (ii) the remaining Four Hundred Thirty-One Thousand, Three Hundred and Thirty-Three Dollars and No Cents ($431,333.00) of the Severance Amount will be paid as a lump sum in cash on March 30, 2008.

4.	Paragraph 8(d) will be deleted in its entirety and replaced with the following:

(d) Termination of Benefits. Notwithstanding anything in this Agreement to the contrary, participation in all Blockbuster benefit plans and programs (including, without limitation, vacation accrual, the 401(k) plan, the pension plan and the related excess plans, LTD and accidental death and dismemberment, and business travel and accident insurance) will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs and subject to any vested rights you may have under the terms of such plans or programs. The foregoing will not apply to the LTMIP and, after the termination of your employment, your rights under the LTMIP will be governed by the terms of the LTMIP option agreements and the applicable LTMIP plan(s).

5.	Paragraph 9 will be deleted in its entirety and replaced with the following:

9. Death. In the event of your death prior to the end of the Term while actively employed, your beneficiary or estate will receive (i) your Salary up to the date on which the death occurs, (ii) any Bonus earned in the prior year but not yet paid, and (iii) bonus compensation for the calendar year in which the death occurs, determined in accordance with the Blockbuster Inc. Senior Executive Annual Performance Bonus Plan (i.e., based upon Blockbuster’s achievement of specified goals and Blockbuster’s good faith estimate of your achievement of your personal goals, if applicable) and pro-rated for the portion of the year through the date of death, payable, less applicable deductions and withholding taxes, by the end of the first quarter of the following year. Notwithstanding anything to the contrary in this Agreement, the Term will terminate as of the date of your death.

6. The General Release and Waiver of Claims that you will execute and deliver upon termination of your employment does not, and is not intended to, relieve Blockbuster of its obligation to indemnify you to the fullest extent permitted by applicable Delaware law in accordance with the indemnity agreement between you and Blockbuster, effective as of December 8, 2004, and the applicable provisions of Blockbuster’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws as in effect on the date of this Amendment. In addition, to the extent Blockbuster continues to maintain on an ongoing basis directors’ and officers’ liability insurance coverage on its other officers and directors and former officers and directors, Blockbuster will continue to cover you under such policy or policies following your termination with respect to acts or omissions that occurred during your employment with Blockbuster.

7. In all other respects, the Agreement remains unchanged and in full force and effect.

8. In addition to the above Amendment provisions, Blockbuster and you desire to provide for additional benefits in connection with the termination of your assignment in the US. These additional benefits replace in full, effective as of September 30, 2007, any rights or obligations set forth in the Addendum. The Addendum shall be null and void as of September 30, 2007 and the provisions of this Paragraph 8 of this Amendment shall control the provision of all assignment benefits contemplated in the Addendum.

(a) Prior to your relocation to the UK, you and your dependents in the US will be eligible for one Home Leave. Provided, however, this leave must be taken before July 1, 2008. Home Leave will include all dependents in the US living with you and all dependent children residing in the UK, but that are visiting the US. Home Leave shall include airfare, accommodation, and a car rental allowance. Meals and other incidentals are not included. Business-class travel is permitted to and from the UK for Home Leave.

(b) Blockbuster will retain the services of an international tax advisor to assist you in the preparation of your personal US and UK tax returns for the 2007 and 2008 tax years, and will gross you up for any taxes assessed with respect to this benefit. Personal financial information provided to these advisors will remain confidential and details of that information will not be shared with Blockbuster, except as necessary.

(c) As of the termination of your employment with Blockbuster, but before the six month anniversary of your termination, the Company will assist in your repatriation to the UK. This includes reimbursement of expenses associated with return travel; movement of household goods; resettlement allowance of Fifty Thousand US dollars ($50,000), payable after March 30, 2008; temporary housing accommodations in your home country for up to 30 days; a rental car for up to 15 days; and temporary storage of household goods in the US for up to 90 days. Also, the Company will pay closing costs associated with the selling of your home in the US up to a maximum of 3% of the sales price. The Company will pay for the return shipment of your household goods. On the return shipment, you may ship up to an additional 1,500 pounds of household goods beyond your original shipment.

(d) In addition to the benefits set forth in Paragraph 8(c) of this Amendment, Blockbuster will pay your reasonable relocation costs back to the UK, provided that the relocation occurs within six months from the date of your termination.

9. It is the intent of the parties that the payments and other benefits described in this Amendment be paid in accordance with and subject to the limitations of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder. Notwithstanding anything to the contrary herein, in no event shall the amounts paid and benefits provided hereunder prior to March 30, 2008, exceed, in the aggregate, Four Hundred and Fifty Thousand Dollars ($450,000).

If the foregoing correctly sets forth our understanding, please sign, date and return all four (4) copies of this Amendment to the undersigned. After this Amendment has been executed by both parties, it shall constitute a binding Amendment to the Agreement and the Addendum.

Sincerely,

/s/ James W. Keyes
Name

Title: Chairman and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Nicholas P. Shepherd	September 10, 2007
Nicholas P. Shepherd	Date

EXHIBIT A

GENERAL RELEASE AND WAIVER OF CLAIMS

a. Release of Claims. As consideration by you, you agree on behalf of yourself, successors and assigns, to release and forever discharge Blockbuster and its subsidiaries, parent and affiliated companies, employees, officers and directors, and their respective assigns, from any and all manner of claims, debts, demands, damages, liabilities and causes of action, whether known or unknown, from the beginning of time, which you, or your successors and assigns, may have had or may presently have, relating to or arising out of the employment relationship or the termination of said relationship including, but not limited to, causes of action for libel, slander, breach of contract, impairment of economic opportunity, intentional infliction of emotional distress or any other tort, or claims under federal, state, or local constitutions, statutes, regulations, ordinances or common law, including, but not limited to, the Employee Retirement Income Security Act of 1974; the Civil Rights Acts of 1866, 1871, 1964 and 1991; the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990; the Rehabilitation Act of 1973; the Equal Pay Act of 1963; the Americans with Disabilities Act of 1990; and, the Family and Medical Leave Act of 1993.

b. Post-Release Claims. You do not waive any rights or claims that may arise after the date this Release is executed.

c. No Admission. Nothing contained in this Release constitutes an admission of liability by Blockbuster concerning any aspect of your employment with or separation from Blockbuster.

d. Confidentiality. You acknowledge that, during the course of the employment relationship, you were privy to confidential and proprietary business information belonging to Blockbuster, the unauthorized disclosure of which could cause serious and irreparable injury to Blockbuster and its affiliates. The information includes, but is not limited to, information concerning existing and prospective expansion plans; existing and potential financing sources and arrangements; existing and prospective marketing plans and activities; proprietary computer software programs and applications; business plans and strategies and other non-public information. You agree to hold and safeguard the confidential information in trust for Blockbuster, its successors and assigns, and agree that you will not, at any time, misappropriate, use for your own advantage, disclose or otherwise make available to anyone who is not an officer of Blockbuster, for any reason, any of the confidential information, regardless of whether the confidential information was developed or prepared by you or others. You agree not to remove any writings containing confidential information from Blockbuster’s premises or possession without Blockbuster’s express consent. You agree to promptly return to Blockbuster all confidential information in your possession or under your control (whether in original, copy, or disk form). Before disclosing any confidential information under compulsion of legal process, you agree to promptly give notice to Blockbuster of the fact that you have been served with legal process pursuant to which the disclosure of confidential information may be requested. Such notice will be given within sufficient time to permit Blockbuster to intervene in the matter or to take such other actions as may be necessary or appropriate to protect its interest in its confidential business information. The scope of this Release is not limited to information that is patented, patentable, copyrighted or technically classifiable as a trade secret. These restrictions will not apply to confidential information which is or becomes generally available to the public other than as a result of a disclosure by you or any other person who directly or indirectly receives such information from you, or is or becomes available to you on a non-confidential basis from a source which is entitled to disclose it to you.

e. Cooperation. Subject to reimbursement by Blockbuster of reasonable out-of-pocket costs and expenses, you agree to cooperate fully with Blockbuster and its counsel with respect to any matter (including litigation, investigation or governmental proceeding) which relates to matters with which you were involved during the term of your employment with Blockbuster. Such cooperation will include appearing from time to time at the offices of Blockbuster or Blockbuster’s counsel for conferences and interviews and in general providing the officers of Blockbuster and its counsel with the full benefit of your knowledge with respect to any such matter. You agree to render such cooperation in a timely fashion and at such times as may be mutually agreeable to the parties concerned.

f. Litigation. You agree that, during the pendency of any litigation or other proceeding, and anytime thereafter, (x) you will not communicate with anyone (other than your attorneys and tax advisors) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving Blockbuster or any of its officers, directors, agents, employees, suppliers or customers, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to Blockbuster’s General Counsel, and (y) in the event that any other party attempts to obtain information or documents from you with respect to matters possibly related to such litigation or other proceeding, you will promptly so notify Blockbuster’s General Counsel.

g. Confidentiality of Release. This Release and the terms hereof are confidential. You agree not to disclose this Release or its provisions to any person except to your attorney or tax advisor.

h. Rights upon Breach. For breach of any provision of this Release, the parties will have such remedies and rights as are customarily available at law or in equity, except that, in any action or proceeding brought to enforce this Release or to recover damages for its breach, the prevailing party will be entitled to recover, should it substantially prevail in the matter, reasonable attorneys’ fees and litigation expenses. In the event you, or any party acting on your behalf, breach this Release, Blockbuster’s obligations imposed herein will be extinguished and Blockbuster will not be obligated to continue performance under this Release. In such a case, you will be required to re-pay Blockbuster all consideration received pursuant to this Release and this Release will act as a complete and total bar to any recovery.

i. Injunctive Relief. The legal remedies for the breach of this Release would not be adequate and, in addition to any other remedies available at law, these provisions may be specifically enforced by temporary or permanent injunctive or other equitable relief.

j. Texas Law and Jurisdiction. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, IRRESPECTIVE OF THE CONFLICT OF LAWS RULES. FURTHERMORE, BECAUSE YOU AND BLOCKBUSTER AGREE THAT THE TEXAS COURTS ARE THE EXCLUSIVE

FORUM FOR RESOLVING ANY DISPUTES ARISING OUT OF THIS AGREEMENT OR YOUR EMPLOYMENT, THE PARTIES SUBMIT THEMSELVES TO THE PERSONAL JURISDICTION OF THE TEXAS COURTS.

k. Advice of Counsel. You are herein advised to discuss this Release with an attorney of your choice before signing it.

l. No Parol Evidence. This Release represents the full understanding between you and Blockbuster, and no parol evidence will be relevant to supplement or explain this Release.

m. Void Provisions. Should any provision of this Release be found unenforceable, the remainder of the Release, in its modified form, will nonetheless be fully enforceable.

n. Headings. The headings of the sections are included solely for convenience. If the headings and the text of the Release conflict, the text shall control. All references to sections are to the Release unless otherwise indicated.

[ONLY IF EMPLOYEE IS AGE 40 OR OLDER] o. Review and Revocation. You acknowledge that you have been given at least twenty-one (21) days to review and consider this Release, and may revoke acceptance within seven (7) days of the execution of this Release. This Release will become effective and enforceable immediately upon the expiration of the revocation period.